Exhibit 2

Rio de Janeiro, June 24, 2016.

BM&FBOVESPA S.A. Securities, Commodities and Futures Exchange (BM&FBOVESPA S.A.-

Bolsa de Valores, Mercadorias e Futuros)

Mr. Nelson Barroso Ortega – Superintendence of Corporate Monitoring

c.c.:	Brazilian Securities and Exchange Commission (CVM – Comissão de Valores Mobiliários)
Mr. Fernando Soares Vieira – Superintendence of Corporate Relations
Mr. Francisco José Bastos Santos – Superintendence of Market and Intermediary
Relations

Re: Official Letter BM&FBOVESPA 2591/2016-SAE

Dear Sirs,

Oi S.A. (“Company” or “Oi”), in response to Official Letter 2591/2016-SAE of BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange (“BM&FBovespa”), transcribed below (“Official Letter”), presents the requested clarifications.

“In light of the latest recorded variations in the price of the Company’s shares, number of trades and trading volume, as shown below, we request that you inform by 06/24/2016, subject to the provisions of the sole paragraph of Art. 6 of CVM Instruction No. 358/02, if you are aware of any reason for these variations.

We emphasize the obligation under the sole paragraph of Art. 4 of CVM Instruction No. 358/02, to request information from management and controlling shareholders of the company, in order to ascertain whether they have knowledge of information that should be disclosed to the market.

Common Shares
Price (R$ per share)
Date	Open	Minimum	Maximum	Average	Last	Variation %	No. Transactions	Quantity	Volume
06/10/2016	1.68	1.66	1.87	1.76	1.78	-0.55	6,863	20,487,300	36,108,832.00
06/13/2016	1.54	1.49	1.75	1.61	1.66	-6.74	6,207	51,052,700	82,605,707.00
06/14/2016	1.76	1.27	1.77	1.57	1.27	-23.49	4,889	22,244,300	34,205,588.00
06/15/2016	1,35	1.29	1.54	1.44	1.51	18.89	5,696	22,608,700	32,585,154.00
06/16/2016	1,50	1.36	1.52	1.44	1.38	-8.60	6,862	31,780,200	45,789,623.00
06/17/2016	1,40	1.33	1.46	1.39	1.34	-2.89	4,597	16,860,300	23,418,644.00
06/20/2016	1,32	1.13	1.32	1.23	1.26	-5.97	4,236	9,889,100	12,186,441.00
06/21/2016	1.07	0.98	1.15	1.04	1.15	-8.73	5,598	32,090,200	33,449,713.00
06/22/2016	1.16	1.12	1.33	1.26	1.28	11.30	15,592	30,133,900	38,012,549.00
06/23/2016*	1.32	1.16	2.55	1.72	2.55	99.22	9,863	32,436,200	55,781,422.00

Preferred Shares
Price (R$ per share)
Date	Open	Minimum	Maximum	Average	Last	Variation %	No. Transactions	Quantity	Volume
06/10/2016	1.58	1.54	1.77	1.64	1.64	-0.60	8,785	26,085,300	42,830,578.00
06/13/2016	1.44	1.42	1.80	1.66	1.80	9.75	6,365	23,981,600	39,969,472.00
06/14/2016	1.81	1.46	1.94	1.75	1.54	-14.44	11,705	20,315,800	35,404,560.00
06/15/2016	1.56	1.53	1.78	1.68	1.65	7.14	10,059	18,045,500	30,338,318.00
06/16/2016	1.65	1.49	1.68	1.57	1.50	-9.09	3,271	5,927,000	9,268,427.00
06/17/2016	1.54	1.10	1.58	1.30	1.10	-26.66	11,963	30,096,100	38,756,798.00
06/20/2016	1.05	0.98	1.10	1.03	0.99	-10.00	9,198	24,351,700	24,962,650.00
06/21/2016	0.69	0.68	0.88	0.79	0.81	-18.18	5,316	25,842,600	20,540,949.00
06/22/2016	0.84	0.80	0.91	0.85	0.80	-1.23	9,099	45,530,300	38,734,153.00
06/23/2016*	0.83	0.78	0.91	0.83	0.91	13.75	6,968	42,844,500	35,790,779.00

* Updated as of 5:09 pm.

The response file must contain the content of the above inquiry as transcribed before the reply of the company.

We caution that this request falls under the Cooperation Agreement signed by the CVM and BM&FBOVESPA on 12/13/2011, and that non-compliance with such Cooperation Agreement may subject the company to the possible application of punitive fines by the Superintendence of Corporate Relations (Superintendência de Relações com Empresas—“SEP”) of the CVM, subject to the provisions of CVM Instruction No. 452/07.”

In this regard, Oi clarifies that the recorded variations in the sales of the Company’s shares might be due to the recent public disclosures made by the Company pursuant to the Brazilian Corporations Law and the applicable CVM rules regarding material facts or acts occurred within the Company in the period mentioned in the Official Letter.

It is important to clarify that the Company has been taking measures to ensure that all recent relevant events were and continue to be duly and timely disclosed by Oi in the IPE System of the Brazilian Securities and Exchange Commission and in the Investor Relations website of the Company, by means of the Material Facts dated June 10, 20 and 22, 2016, the Notices to the Market dated June 22 and 23, 2016 and the excerpts of the minutes of the Meetings No. 124, 125 and 126 of the Board of Directors of the Company, held on June 14, 15 and 20, 2016.

Nevertheless, the Company has been the target of many rumors and speculations by the media – notably with regards to the judicial recovery proceedings and their impacts on the future of the Company. The Company has sought to disclose the facts in a manner that does not encourage such rumors and speculations and once again urges its shareholders and the market in general to consider only the information and documents that are officially released by the Company.

Finally, the Company clarifies that is not aware of any other material fact or act that might explain the aforementioned variations.

These being the considerations that we had in connection with the Official Letter, we remain at your disposal for further clarifications.

Sincerely,

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.